Exhibit 99.1
SBA Lifts GTSI Suspension
HERNDON, VA., October 19, 2010 — GTSI Corp. (NASDAQ: GTSI) is pleased to announce that the Small Business Administration (SBA) has lifted the temporary federal contract suspension it imposed on the company on October 1, 2010, allowing GTSI and its approximately 525 employees to immediately resume full business with most of GTSI’s existing clients and to pursue new contracts with the federal government.
“The lifting of the suspension gives GTSI, its vendors and clients the ability to move forward,” said John Toups, Chairman of GTSI’s Board of Directors. “The cloud of uncertainty that was hanging over our employees, creditors, shareholders and partners has been removed, and we can get back to the business of serving our government clients. We sincerely appreciate the support expressed by our vendor community, especially our credit facility partner Castle Pines Capital.”
Under an agreement with the SBA, Toups said, GTSI has agreed to immediately cease working with small businesses serving as prime contractors, which in recent years has accounted for less than 15 % of GTSI’s annual revenue. GTSI also has agreed to stop participating in the SBA’s mentor-protégé program and in joint ventures with small businesses, he said. Furthermore, Toups said, GTSI will bring in an SBA-approved monitor to report to the SBA on GTSI’s compliance with the agreement and applicable government contracting laws and regulations. The term of the SBA agreement will end on the earlier of 90th day after the completion of the SBA’s continuing investigation of GTSI, October 19, 2013, or the notification date of any proposed debarment of GTSI by the SBA per the agreement.
To facilitate entering into the agreement, GTSI’s Board has reluctantly accepted the voluntary resignations, effective as of October 26, 2010, of Scott Friedlander, as Chief Executive Officer, President and a Director of GTSI, and of Charles DeLeon as a Senior Vice President and General Counsel of GTSI.  Toups said: “This was extraordinarily unselfish action by Scott and Charles.  These two men have been instrumental helping GTSI achieve so many of our strategic objectives.”
Toups said GTSI’s Board has chosen Sandra Gillespie, a Senior Vice President of GTSI leading its business capture, marketing, sales, services and supply chain organization, and Peter Whitfield, a Senior Vice President and Chief Financial Officer of GTSI, to run the company on an interim basis as acting Co-Chief Executive Officers. In the coming weeks Toups said the Board will conduct a search for a new leader at GTSI.
“Now that the SBA has lifted the suspension we are looking forward to getting back to helping our customers meet their mission,” said Gillespie. “As a result of the action taken by the SBA, we will be enhancing our compliance activities and implementing a rigorous process to regularly report to the SBA on our actions. For nearly three decades, government has come to rely on GTSI, and our employees are ready to get back to work and prove that trust was not misplaced.”

GTSI will continue to cooperate with the continuing investigations of its conduct as a subcontractor for certain small businesses. The continuing investigations of the GTSI could result in administrative, civil or criminal penalties.
About GTSI Corp.
GTSI Corp. provides a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services.  GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal.  TLM allows customers to implement solutions quickly and cost-effectively.  GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet client’s current and future requirements and business objectives.  GTSI is headquartered in Northern Virginia, outside of Washington, D.C. and was named as one of “Best Places to Work” in 2009. Further information about the Company is available at www.GTSI.com.
Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management, including, but not limited to, those relating to sales, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are discussed in the Company’s most recent annual report on Form 10–K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com